UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

FuboTV Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FUBOTV INC.

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 28, 2026

This proxy statement supplement (this “Supplement”) to the definitive proxy statement of FuboTV Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on June 16, 2026 (the “Proxy Statement”) is being furnished to stockholders of the Company in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, July 28, 2026, at 12:00 p.m., Eastern Time, via live webcast at www.virtualshareholdermeeting.com/FUBO2026. This Supplement is being filed with the SEC and is being made available to stockholders on or about July 9, 2026 and should be read together with the Proxy Statement.

Updates to the Definitive Proxy Statement

Chief Executive Officer Appointment

On July 9, 2026, the Board appointed Alisa Bowen as Chief Executive Officer of the Company, effective July 10, 2026.

Ms. Bowen, age 53, joins the Company from The Walt Disney Company (“Disney”), where she has served as President, Disney+ since September 2022. Prior to that position, she served as Disney’s Executive Vice President, Business Operations, Disney Streaming from March 2019 to September 2022 and Senior Vice President, Digital Media & Head of Technology, International from April 2017 to March 2019. Prior to joining Disney, Ms. Bowen served as Chief Technology Officer & Group Director, Digital at News Corp Australia Pty Limited from April 2013 to March 2017, as General Manager, Wall Street Journal Digital Network at Dow Jones & Company, Inc. from December 2010 to March 2013, and held multiple executive roles in Reuters Media at Thomson Reuters Corporation from September 2001 to December 2010. Ms. Bowen currently serves as Chair of the Board of Directors of Starlight Children’s Foundation. She received a B.A. in Public Relations from Royal Melbourne Institute of Technology and an M.B.A. with Distinction from London Business School.

There are no arrangements or understandings between Ms. Bowen and any other person pursuant to which she is being appointed as Chief Executive Officer of the Company. There are also no family relationships between Ms. Bowen and any director or executive officer of the Company, and Ms. Bowen does not have any direct or indirect material interest in any transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

In connection with her appointment as Chief Executive Officer, the Company entered into an employment agreement with Ms. Bowen, effective July 10, 2026 (the “Bowen Employment Agreement”), that provides that her employment is at-will and does not have a specified fixed term. Pursuant to the Bowen Employment Agreement, Ms. Bowen’s annual base salary will be $1,575,000, and she will be eligible to receive an annual performance bonus, with her target bonus being 120% of her base salary and her bonus for 2026 to be pro-rated to reflect the portion of the year during which she is employed with the Company. The Bowen Employment Agreement also provides that Ms. Bowen will be granted an award of Company restricted stock units upon the commencement of her employment with the Company, with the number of units subject to the award determined by dividing $3,500,000 by the closing price of the Company’s Class A common stock on the grant date. This award will be scheduled to vest over three years following the grant date and is intended to compensate Ms. Bowen for her unvested equity awards that were forfeited upon her separation from employment with Disney. In addition, Ms. Bowen will be granted an annual equity award for 2026 at the same time and on the same vesting and other terms as the Company’s 2026 annual equity award grants for its other executive officers, with the aggregate value of her annual 2026 award as of the grant date to be $8,000,000, and a one-time inducement bonus of $1,100,000 if Ms. Bowen remains employed with the Company through December 31, 2026 or if her employment with the Company is terminated in circumstances that entitle her to severance benefits from the Company as described below. In addition, Ms. Bowen will be entitled to participate in the benefit programs made available to the Company’s executive officers generally, to reimbursement of her expenses incurred to relocate to the New York area, to reimbursement for temporary housing expenses in the New York area until she relocates, and to reimbursement for certain specified legal expenses incurred in connection with entering into the Bowen Employment Agreement.

2026 Proxy Statement Supplement 1

In the event Ms. Bowen’s employment is terminated by the Company without “cause” or by her for “good reason” (as such terms are defined in the Bowen Employment Agreement) and such termination does not occur during a “change in control period” (as defined in the Bowen Employment Agreement), she will be entitled to a cash severance payment equal to two times the amount of her annual base salary (payable in installments over the 24-month period following her termination date), plus a pro-rated amount of her target bonus for the year in which the termination occurs (paid in a lump sum following her termination). In addition, in such an event, the Company would pay the premiums for continued health coverage for Ms. Bowen and her eligible dependents for up to 24 months following her termination and Ms. Bowen’s then-outstanding time-based equity awards granted by the Company would vest in full (with the vesting of any performance-based equity awards to be determined in accordance with the applicable award agreement). However, if such a termination of Ms. Bowen’s employment occurs during the period beginning six months before, and ending 24 months after, a change in control of the Company, Ms. Bowen will be entitled to a cash severance payment equal to two times the sum of her annual base salary and her annual target bonus for the year in which her termination occurs (payable in a lump sum following the later of her termination date or the change in control) in addition to the Company’s payment of premiums for continued health coverage and the accelerated vesting of Ms. Bowen’s then-outstanding time-based equity awards described above. In each case, Ms. Bowen’s right to receive the severance payments described above would be subject to her execution of a release of claims in favor of the Company.

Subject to approval by the Board at its next regularly scheduled meeting, following the Annual Meeting, it is anticipated that Ms. Bowen also will be appointed to serve as a member of the Board.

Chief Executive Officer Termination

On July 9, 2026, David Gandler’s employment as Chief Executive Officer of the Company terminated, effective July 9, 2026. In connection with the termination of Mr. Gandler’s employment, Mr. Gandler will be entitled to receive the severance benefits provided under his employment agreement with the Company dated May 4, 2023 (the “Gandler Employment Agreement”) for a termination of his employment by the Company without “cause” (as defined in the Gandler Employment Agreement) that occurs within 24 months following a “change in control” of the Company (as defined in the Gandler Employment Agreement), plus a prorated target bonus for the current fiscal year, subject to Mr. Gandler providing a release to the Company and Mr. Gandler’s compliance with his ongoing obligations to the Company in accordance with the Gandler Employment Agreement.

On July 9, 2026, Mr. Gandler also resigned from the Board in accordance with the terms of his employment agreement. The Board has withdrawn his nomination for election to the Board at the Annual Meeting and, accordingly, Mr. Gandler will no longer stand for election to the Board at the Annual Meeting. Please refer to “Voting Matters” below for additional information on the effect of this nomination withdrawal on the election of directors at the Annual Meeting.

Voting Matters

As a result of the withdrawal of Mr. Gandler’s nomination for election to the Board at the Annual Meeting, the Board has nominated only the other eight director nominees named in the Proxy Statement (Andy Bird, Ignacio Figueras, Jonathan Headley, Daniel Leff, Jim Lygopoulos, Debra OConnell, Cathleen Taff and Justin Warbrooke) for election to the Board at the Annual Meeting. Since fewer nominees are named for election to the Board than the number fixed in accordance with the Company’s Bylaws, proxies cannot be voted for more than eight director nominees.

2026 Proxy Statement Supplement 2

If you have already validly submitted a proxy for the Annual Meeting with instructions to vote for the election of Mr. Gandler to the Board or if your validly submitted proxy did not indicate any voting instructions, your shares will not be voted only with respect to the election of Mr. Gandler to the Board at the Annual Meeting, but will continue to be voted as otherwise directed or specified therein with respect to all other matters properly brought before the Annual Meeting, including all other director nominees named in Proposal 1 of the Proxy Statement. If you have already submitted your proxy or provided voting instructions for the Annual Meeting, you do not need to take any action unless you wish to change your vote.

If you have not yet submitted a proxy or voting instructions for the Annual Meeting, we encourage you to do so, although any instruction to vote for the election of Mr. Gandler to the Board will not be voted at the Annual Meeting. Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement. If you would like to change or revoke your prior vote on any proposal, please refer to pages 10-11 of the Proxy Statement for instructions on how to do so.

Important Information

Except as specifically supplemented or amended by this Supplement, this Supplement does not modify, amend, supplement or otherwise affect any matter presented for consideration in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement and the Company’s 2025 Annual Report to Stockholders as each contains information that is important to your decisions in voting at the Annual Meeting.

2026 Proxy Statement Supplement 3